ARC Reports 2021 Fourth Quarter and Full Year With Double-Digit Growth in EPS
SAN RAMON, CA – (February 23, 2022) – ARC Document Solutions, Inc. (NYSE: ARC), a leading provider of digital printing and document-related services, today reported its financial results for the fourth quarter and full year ended December 31, 2021.

Financial Highlights:
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(All dollar amounts in millions, except EPS)	2021	2020	2021	2020
Net Sales	$69.2	$64.3	$272.2	$289.5
Gross Margin	32.2%	32.1%	32.2%	32.1%
Net income attributable to ARC	$2.6	$1.3	$9.1	$6.2
Adjusted net income attributable to ARC	$2.7	$1.0	$9.5	$6.3
Earnings per share - Diluted	$0.06	$0.03	$0.21	$0.14
Adjusted earnings per share - Diluted	$0.06	$0.02	$0.22	$0.15
Cash provided by operating activities	$7.6	$15.5	$35.8	$54.5
EBITDA	$9.9	$9.9	$40.0	$43.2
Adjusted EBITDA	$10.4	$10.2	$41.7	$44.8
Capital Expenditures	$0.2	$1.4	$3.6	$6.4
Debt & Capital Leases (including current)			$78.2	$97.2
Management Commentary
“We are very happy with our performance in 2021,” said Suri Suriyakumar, Chairman, President and CEO of ARC Document Solutions. “Despite the pressures of the pandemic in the first quarter, the company improved on every front in each of the following quarters. Our plans to expand our addressable markets met with great success, the efficiency of our new cost structure drove improvements throughout our operations, and we increased the value we returned to shareholders with our dividend program and stock repurchases.”
“Even more gratifying was the success of our transformation in preparing for growth in the future,” said Mr. Suriyakumar. “We haven’t simply changed our targets for new business. We have ensured that each of our primary offerings serves an essential purpose for any business, broadening our appeal and improving our value proposition.”

“The list of our accomplishments is a long one for 2021, with each one establishing a solid base to build on,” said Jorge Avalos, ARC Chief Financial Officer. “Sales grew for three consecutive quarters, and we drove SG&A down and operating margins up. Net income and earnings per share were up more than 45% for the year, and we strengthened our balance sheet while returning shareholder value. The opportunities in front of us suggest another successful year in 2022.”

2021 Fourth Quarter and Full Year Supplemental Information:
ARC has provided supplemental information to its earnings announcement in these pages to supply shareholders and analysts with additional information in advance of our quarterly conference call. As previously scheduled, the conference call will begin today, February 23, 2022 at 2:00 pm PST (5:00 pm EST) and will include brief comments followed by a question and answer period. Supplemental information will not be read on the call.
Fourth Quarter Overview
Demand for digital printing remained high across our customer base during the fourth quarter and included continuing interest in environmental graphics, marketing and promotional work, and digital plan printing. While opportunities for our MPS services remained constrained, the moderation of work-from-home directives are bringing employees back into offices and increasing demand for printing capabilities. Construction job sites using our MPS services remain busy. Remote document access requirements appear to be spurring demand for scanning and digital imaging services, regardless of where employees are working. Increased demand for equipment and supplies in North America revived domestic sales in the fourth quarter but was offset by declines in our Chinese joint venture as economic pressures there continue to constrain capital spending. We don’t believe economic inflation in the U.S., Canada and abroad has materially affected our business over the past year as price increases in materials are typically passed on to our customers. Supply chain disruptions became more pronounced in the fourth quarter, manifesting as delays in acquiring printing equipment from manufacturers overseas. We did not experience difficulties in acquiring materials such as paper and other supplies during the fourth quarter.

Net Revenue

In millions	FYE 2021	4Q 2021	3Q 2021	2Q 2021	1Q 2021	FYE 2020	4Q 2020
Total Net Revenue	$272.2	$69.2	$72.4	$68.8	$61.7	$289.5	$64.3
In the fourth quarter 2021, net revenue increased 7.6%, or $4.9 million, compared to the fourth quarter of 2020 led by sales increases in Digital Printing and Scanning and Digital Imaging. Net revenue for full-year 2021 declined 6.0%, or $17.3 million, year-over-year compared to the full year of 2020, driven largely by the negative impact of the COVID-19 pandemic during the first quarter of 2021, offset by year-over-year quarterly net sales growth in the remaining quarters of the year.

Revenue by Business Line

In millions	FYE 2021	4Q 2021	3Q 2021	2Q 2021	1Q 2021	FYE 2020	4Q 2020
Digital Printing	$166.7	$41.3	$44.9	$43.1	$37.4	$175.5	$38.2
MPS	$72.4	$18.6	$18.5	$18.0	$17.3	$79.3	$18.1
Scanning and Digital Imaging	$14.5	$4.1	$4.1	$3.3	$3.0	$12.3	$3.1
Equipment and Supplies	$18.6	$5.3	$5.0	$4.4	$3.9	$22.3	$4.9

For the fourth quarter 2021, Digital Printing sales increased 8.1% compared to prior year, and for the full-year 2021 decreased 5.0% year-over-year. New sales for the quarter were driven by year-end and holiday demand from customers in new industry verticals, as well as healthy volume from digital plan printing from our construction-oriented customers. Declines for the year were primarily due to the $11.7 million year-over-year drop during the first quarter of 2021 resulting from the economic slowdown caused by the COVID-19 pandemic.
For the fourth quarter 2021, Managed Print Services (MPS) sales increased 2.6% compared to prior year, and sales for full-year 2021 declined 8.7% as compared to 2020. The increase in fourth quarter MPS sales reflect a moderation of work-from-home directives in offices and continuing activity on construction job sites. The annual sales decline was driven by the weak start in the first quarter when most businesses kept employees from entering offices during the height of the pandemic.
For the fourth quarter 2021, Scanning and Digital Imaging sales increased 29.7% compared to prior year, and sales for the full-year 2021 increased 17.5% year-over-year as compared to the full year of 2020. Sales increases for both the fourth quarter and full year are attributable to renewed office activity as employees returned to their workplaces as the year progressed, and by marketing initiatives and sales efforts that attracted new clients throughout the year.
For the fourth quarter 2021, Equipment and Supplies sales increased 8.6% compared to prior year, and sales for the full-year 2021 declined 16.5% year-over-year as compared to the full year of 2020. The increase in the fourth quarter was driven by demand from offices and job sites as they re-opened to employees. The annual decrease in sales was primarily driven by the economic slowdown in China related to the COVID-19 pandemic, which decreased sales from UNIS Document Solutions Co. Ltd (“UDS”), our Chinese joint venture.

Gross Profit

In millions unless otherwise indicated	FYE 2021	4Q 2021	3Q 2021	2Q 2021	1Q 2021	FYE 2020	4Q 2020
Gross Profit	$87.7	$22.3	$23.8	$22.8	$18.8	$92.9	$20.7
Gross Margin	32.2%	32.2%	32.8%	33.1%	30.4%	32.1%	32.1%
Fourth quarter gross profit improved by $1.6 million over the same period in 2020 driven by higher sales in the period. Gross profit for the year decreased $5.3 million in 2021, compared to prior year on lower sales volume. Despite lower sales, gross margin for the fourth quarter and full year improved slightly year-over-year driven by the new cost structure put in place in 2020, and through efforts to drive more work through our service centers to leverage our infrastructure, cross-trained workforce, and production-grade equipment.

Selling, General and Administrative Expenses

In millions	FYE 2021	4Q 2021	3Q 2021	2Q 2021	1Q 2021	FYE 2020	4Q 2020
Selling, general and administrative expenses	$72.3	$17.9	$18.8	$18.5	$17.0	$79.0	$18.2
Selling, general and administrative (SG&A) expenses in the fourth quarter declined 1.4% year-over-year, and for the full year 2021 declined 8.5% compared to the full year of 2020. The decreases were due to permanent cost saving activities from the new cost structure we put in place in 2020.

Net Income and Earnings Per Share

In millions unless otherwise indicated	FYE 2021	4Q 2021	3Q 2021	2Q 2021	1Q 2021	FYE 2020	4Q 2020
Net Income Attributable to ARC – GAAP	$9.1	$2.6	$3.2	$2.6	$0.8	$6.2	$1.3
Adjusted Net Income Attributable to ARC	$9.5	$2.7	$3.2	$2.6	$0.9	$6.3	$1.0

Earnings per share Attributable to ARC
Diluted EPS – GAAP	$0.21	$0.06	$0.07	$0.06	$0.02	$0.14	$0.03
Adjusted Diluted EPS	$0.22	$0.06	$0.08	$0.06	$0.02	$0.15	$0.02
Quarterly and annual increases in GAAP net income and adjusted net income attributable to ARC, and quarterly and annual increases in GAAP and adjusted EPS in 2021 were primarily driven by the decrease in selling, general and administrative expenses described above and decreases in interest expense, which were partially offset by the drop in gross profit resulting from the decline in sales.

Cash Provided by Operating Activities

In millions	FYE 2021	4Q 2021	3Q 2021	2Q 2021	1Q 2021	FYE 2020	4Q 2020
Cash provided by operating activities	$35.8	$7.6	$11.3	$11.5	$5.4	$54.5	$15.5
Cash provided by operating activities in the fourth quarter 2021 decreased 50.8% year over year, and for the full-year 2021 decreased 34.3% year-over-year as compared to the full year of 2020.The decrease in cash flows from operations in 2021 reflect normalized levels of cash generation and collectibles for the period relative to the level of our sales. By contrast, our 2020 cash flows from operations benefited from the timing and collection of sales that occurred during the months leading up to the onset of the COVID-19 pandemic, as well as aggressive measures implemented to manage working capital and preserve cash in response to the COVID-19 pandemic.

EBITDA

In millions	FYE 2021	4Q 2021	3Q 2021	2Q 2021	1Q 2021	FYE 2020	4Q 2020
EBITDA	$40.0	$9.9	$11.0	$10.7	$8.4	$43.2	$9.9
Adjusted EBITDA	$41.7	$10.4	$11.5	$11.1	$8.8	$44.8	$10.2
Decreases in EBITDA and Adjusted EBITDA in the full year were driven by lower sales, partially offset by significant declines in SG&A expenses as noted above. As a result of continued cost optimization initiatives, EBITDA and adjusted EBITDA margins for the year remained relatively consistent compared to prior year despite the $17.3 million decline in sales. The slight increase in EBITDA and Adjusted EBITDA for the fourth quarter were primarily due to the decline in SG&A expenses noted above.

Additional Information:
•Cash and cash equivalents on the balance sheet at the end of 2021 were $55.9 million.

•The Company purchased 0.2 million of its own shares in the open market in the fourth quarter for $0.5 million, and in total, purchased 0.8 million of its own shares during the full-year 2021 for $1.9 million.
•ARC’s quarterly cash dividend for 2022 of five cents was announced on December 8, 2021 with a record date of January 31, 2022, and a payment date of February 28, 2022.
•Total number of MPS locations at the end of the fourth quarter was approximately 10,780.

Sales from Services and Product Lines as a Percentage of Net Sales
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Services and Product Line	2021	2020	2021	2020
Digital Printing	59.6%	59.4%	61.2%	60.6%
MPS	26.9%	28.2%	26.6%	27.4%
Scanning and Digital Imaging	5.9%	4.8%	5.3%	4.3%
Equipment and Supplies sales	7.6%	7.6%	6.9%	7.7%

Teleconference and Webcast
ARC Document Solutions will hold a conference call with investors and analysts on Wednesday, February 23, 2022, at 2 P.M. Pacific Time (5 P.M. Eastern Time) to discuss results for the Company's 2021 fourth quarter and fiscal year. To access the live audio call, dial (888) 330-2446. International callers may join the conference by dialing (240) 789-2732. The conference code is 4600919 and will be required to dial in to the call. A live webcast will also be made available on the investor relations page of ARC Document Solution's website at http://ir.e-arc.com. A replay of the webcast will be available on the website following the call's conclusion.

About ARC Document Solutions (NYSE: ARC)
ARC provides digital printing and document-related services to customers in a wide variety of industries all over North America and in select markets around the world. Follow ARC at www.e-arc.com.

Forward-Looking Statements
This press release contains forward-looking statements that are based on current opinions, estimates and assumptions of management regarding future events and the future financial performance of the Company. Words and phrases such as “our plans,” “success of our transformation,” “preparing for growth in the future,” “suggest another successful year,” and similar expressions identify forward-looking statements and all statements other than statements of historical fact, including, but not limited to, any projections regarding earnings, revenues and financial performance of the Company, could be deemed forward-looking statements. We caution you that such statements are only predictions and are subject to certain risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. In addition to matters affecting the markets we serve, or the economy generally, factors that could cause actual results to differ from expectations stated in forward-looking statements include, among others, the effects of the COVID-19 pandemic on the economy and our business, and additional factors described in the caption entitled "Risk Factors" in Item 1A in ARC Document Solution's Annual Report on Form 10-K for the fiscal year ended December 31, 2020, Quarterly Reports on Form 10-Q, and other periodic filings and prospectuses. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Contact Information:
David Stickney
VP Corporate Communications & Investor Relations
925-949-5114

ARC Document Solutions, Inc.
Consolidated Balance Sheets
(In thousands, except per share data)
(Unaudited)
	December 31,	December 31,
Current assets:	2021	2020
Cash and cash equivalents	$55,929	$54,950
Accounts receivable, net of allowances for accounts receivable of $2,104 and $2,357	39,441	36,279
Inventories, net	8,842	9,474
Prepaid expenses	4,125	4,065
Other current assets	4,207	3,979
Total current assets	112,544	108,747
Property and equipment, net of accumulated depreciation of $229,803 and $219,834	45,153	57,830
Right-of-use assets from operating leases	29,360	37,859
Goodwill	121,051	121,051
Other intangible assets, net	325	515
Deferred income taxes, net	13,293	17,261
Other assets	2,273	2,175
Total assets	$323,999	$345,438
Current liabilities:
Accounts payable	$22,753	$18,661
Accrued payroll and payroll-related expenses	11,857	10,088
Accrued expenses	16,752	17,783
Current operating lease liabilities	10,284	12,158
Current portion of finance leases	13,816	17,557
Total current liabilities	75,462	76,247
Long-term operating lease liabilities	24,952	33,561
Long-term debt and finance leases	64,426	79,679
Other long-term liabilities	167	1,615
Total liabilities	165,007	191,102
Commitments and contingencies
Stockholders’ equity:
ARC Document Solutions, Inc. stockholders’ equity:
Preferred stock, $0.001 par value, 25,000 shares authorized; 0 shares issued and outstanding	—	—
Common stock, $0.001 par value, 150,000 shares authorized; 50,584 and 49,422 shares issued and 43,108 and 42,792 shares outstanding	50	49
Additional paid-in capital	129,881	127,755
Retained earnings	41,768	37,308
Accumulated other comprehensive loss	(2,501)	(2,787)
	169,198	162,325
Less cost of common stock in treasury, 7,476 and 6,630 shares	16,771	14,657
Total ARC Document Solutions, Inc. stockholders’ equity	152,427	147,668
Noncontrolling interest	6,565	6,668
Total equity	158,992	154,336
Total liabilities and equity	$323,999	$345,438

ARC Document Solutions, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
Service sales	$63,954	$59,470	$253,586	$267,159
Equipment and Supplies sales	5,293	4,874	18,622	22,308
Total net sales	69,247	64,344	272,208	289,467
Cost of sales	46,965	43,670	184,558	196,558
Gross profit	22,282	20,674	87,650	92,909
Selling, general and administrative expenses	17,949	18,200	72,322	79,016
Amortization of intangible assets	31	147	199	1,500
Income from operations	4,302	2,327	15,129	12,393
Other income, net	(11)	(13)	(41)	(57)
Interest expense, net	456	797	2,147	3,908
Income before income tax provision	3,857	1,543	13,023	8,542
Income tax provision	1,232	260	4,181	2,749
Net income	2,625	1,283	8,842	5,793
(Income) loss attributable to noncontrolling interest	(23)	(30)	301	395
Net income attributable to ARC Document Solutions, Inc. shareholders	$2,602	$1,253	$9,143	$6,188
Earnings per share attributable to ARC Document Solutions, Inc. shareholders:
Basic	$0.06	$0.03	$0.22	$0.14
Diluted	$0.06	$0.03	$0.21	$0.14
Weighted average common shares outstanding:
Basic	42,017	42,648	42,164	42,925
Diluted	43,204	42,771	42,732	43,021

ARC Document Solutions Consolidated Statements of Cash Flows	Three Months Ended		Twelve Months Ended
(In thousands) (Unaudited)	December 31,		December 31,
	2021	2020	2021	2020
Cash flows from operating activities
Net income	$2,625	$1,283	$8,842	$5,793
Adjustments to reconcile net income to net cash provided by operating activities:
Allowance for accounts receivable	57	226	221	932
Depreciation	5,597	7,458	24,357	28,860
Amortization of intangible assets	31	147	199	1,500
Amortization of deferred financing costs	15	17	62	65
Stock-based compensation	462	238	1,686	1,571
Deferred income taxes	1,005	278	3,642	2,697
Deferred tax valuation allowance	198	(192)	323	(170)
Other non-cash items, net	(59)	(225)	(226)	1
Changes in operating assets and liabilities:
Accounts receivable	628	5,104	(3,380)	14,414
Inventory	313	1,097	651	4,566
Prepaid expenses and other assets	2,924	3,962	9,889	14,727
Accounts payable and accrued expenses	(6,195)	(3,930)	(10,491)	(20,478)
Net cash provided by operating activities	7,601	15,463	35,775	54,478
Cash flows from investing activities
Capital expenditures	(163)	(1,387)	(3,554)	(6,440)
Other	74	262	365	512
Net cash used in investing activities	(89)	(1,125)	(3,189)	(5,928)
Cash flows from financing activities
Proceeds from stock option exercises	326	—	380	—
Proceeds from issuance of common stock under Employee Stock Purchase Plan	18	12	61	67
Share repurchases	(521)	(815)	(2,114)	(3,247)
Payments on long-term debt agreements and finance leases	(4,451)	(4,699)	(18,369)	(14,935)
Borrowings under revolving credit facilities	31,250	15,000	100,500	60,000
Payments under revolving credit facilities	(32,500)	(20,000)	(109,250)	(65,000)
Payment of deferred financing costs	—	—	(281)	—
Dividends paid	(837)	—	(2,949)	(870)
Net cash used in financing activities	(6,715)	(10,502)	(32,022)	(23,985)
Effect of foreign currency translation on cash balances	229	772	415	960
Net change in cash and cash equivalents	1,026	4,608	979	25,525
Cash and cash equivalents at beginning of period	54,903	50,342	54,950	29,425
Cash and cash equivalents at end of period	$55,929	$54,950	$55,929	$54,950
Supplemental disclosure of cash flow information:
Noncash financing activities:
Finance lease obligations incurred	$3,263	$568	$8,034	$10,192
Operating lease obligations incurred	$(341)	$2,948	$1,774	$7,530

ARC Document Solutions, Inc. Net Sales by Product Line (In thousands) (Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
Service Sales
Digital Printing	$41,282	$38,195	$166,694	$175,532
MPS	18,597	18,133	72,434	79,321
Scanning and Digital Imaging	4,075	3,142	14,458	12,306
Total services sales	63,954	59,470	253,586	267,159
Equipment and Supplies sales	5,293	4,874	18,622	22,308
Total net sales	$69,247	$64,344	$272,208	$289,467

ARC Document Solutions, Inc. Non-GAAP Measures Reconciliation of cash flows provided by operating activities to EBITDA and Adjusted EBITDA (In thousands) (Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
Cash flows provided by operating activities	$7,601	$15,463	$35,775	$54,478
Changes in operating assets and liabilities	2,330	(6,233)	3,331	(13,229)
Non-cash expenses	(1,678)	(342)	(5,708)	(5,096)
Income tax provision	1,232	260	4,181	2,749
Interest expense, net	456	797	2,147	3,908
(Income) loss attributable to noncontrolling interest	(23)	(30)	301	395
EBITDA	9,918	9,915	40,027	43,205
Stock-based compensation	462	238	1,686	1,571
Adjusted EBITDA	$10,380	$10,153	$41,713	$44,776

See Non-GAAP Financial Measures discussion below.

ARC Document Solutions, Inc. Non-GAAP Measures Reconciliation of net income attributable to ARC Document Solutions, Inc. shareholders to EBITDA and Adjusted EBITDA (In thousands) (Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
Net income attributable to ARC Document Solutions, Inc. shareholders	$2,602	$1,253	$9,143	$6,188
Interest expense, net	456	797	2,147	3,908
Income tax provision	1,232	260	4,181	2,749
Depreciation and amortization	5,628	7,605	24,556	30,360
EBITDA	9,918	9,915	40,027	43,205
Stock-based compensation	462	238	1,686	1,571
Adjusted EBITDA	$10,380	$10,153	$41,713	$44,776
See Non-GAAP Financial Measures discussion below.

ARC Document Solutions, Inc.
Non-GAAP Measures
Reconciliation of net income attributable to ARC Document Solutions, Inc. shareholders to unaudited adjusted net income attributable to ARC Document Solutions, Inc.
(In thousands, except per share data)
(Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
Net income attributable to ARC Document Solutions, Inc. shareholders	$2,602	$1,253	$9,143	$6,188
Deferred tax valuation allowance and other discrete tax items	116	(240)	352	118
Unaudited adjusted net income attributable to ARC Document Solutions, Inc.	$2,718	$1,013	$9,495	$6,306

Actual:
Earnings per share attributable to ARC Document Solutions, Inc. shareholders:
Basic	$0.06	$0.03	$0.22	$0.14
Diluted	$0.06	$0.03	$0.21	$0.14
Weighted average common shares outstanding:
Basic	42,017	42,648	42,164	42,925
Diluted	43,204	42,771	42,732	43,021

Adjusted:
Earnings per share attributable to ARC Document Solutions, Inc. shareholders:
Basic	$0.06	$0.02	$0.23	$0.15
Diluted	$0.06	$0.02	$0.22	$0.15
Weighted average common shares outstanding:
Basic	42,017	42,648	42,164	42,925
Diluted	43,204	42,771	42,732	43,021
See Non-GAAP Financial Measures discussion below.

Non-GAAP Financial Measures

EBITDA and related ratios presented in this report are supplemental measures of our performance that are not required by or presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). These measures are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, income from operations, or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating, investing or financing activities as a measure of our liquidity.
EBITDA represents net income before interest, taxes, depreciation and amortization. EBITDA margin is a non-GAAP measure calculated by dividing EBITDA by net sales.
We have presented EBITDA and related ratios because we consider them important supplemental measures of our performance and liquidity. We believe investors may also find these measures meaningful, given how our management makes use of them. The following is a discussion of our use of these measures.
We use EBITDA to measure and compare the performance of our operating segments. Our operating segments’ financial performance includes all of the operating activities except debt and taxation which are managed at the corporate level for U.S. operating segments. We use EBITDA to compare the performance of our operating segments and to measure performance for determining consolidated-level compensation. In addition, we use EBITDA to evaluate potential acquisitions and potential capital expenditures.
EBITDA and related ratios have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are as follows:

•They do not reflect our cash expenditures, or future requirements for capital expenditures and contractual commitments;
•They do not reflect changes in, or cash requirements for, our working capital needs;
•They do not reflect the significant interest expense, or the cash requirements necessary, to service interest or principal payments on our debt;
•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and
•Other companies, including companies in our industry, may calculate these measures differently than we do, limiting their usefulness as comparative measures.
Because of these limitations, EBITDA and related ratios should not be considered as measures of discretionary cash available to us to invest in business growth or to reduce our indebtedness. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and related ratios only as supplements.
Our presentation of adjusted net income and adjusted EBITDA is an attempt to provide meaningful comparisons to our historical performance for our existing and future investors. The unprecedented changes in our end markets over the past several years have required us to take measures that are unique in our history and specific to individual circumstances. Comparisons inclusive of these actions make normal financial and other performance patterns difficult to discern under a strict GAAP presentation. Each non-GAAP presentation, however, is explained in detail in the reconciliation tables above.
Specifically, we have presented adjusted net income attributable to ARC and adjusted earnings per share attributable to ARC shareholders for the three and twelve months ended December 31, 2021 and 2020 to reflect the exclusion of changes in the valuation allowances related to certain deferred tax assets and other discrete tax items. This presentation facilitates a meaningful comparison of our operating results for the three and twelve months ended December 31, 2021 and 2020.
We have presented adjusted EBITDA for the three and twelve months ended December 31, 2021 and 2020 to exclude stock-based compensation expense. The adjustment of EBITDA for this item is consistent with the definition of adjusted EBITDA in our credit agreement; therefore, we believe this information is useful to investors in assessing our financial performance.